Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-210296) of our report dated March 21, 2018 relating to the financial statements of United States 12 Month Natural Gas Fund, LP (the “Fund”) as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, which appear in this Annual Report on Form 10-K of United States 12 Month Natural Gas Fund, LP for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 28, 2018